UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2012

Hawaiian Telcom Holdco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34686	16-1710376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Bishop Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (808) 546-4511

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 29, 2012, Hawaiian Telcom Communications, Inc. (the “Company”), as borrower, and Hawaiian Telcom Holdco, Inc., the parent corporation of the Company (the “Registrant”), entered into a $300 million senior secured Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacity, the “Agent”), proceeds from which were applied to the repayment in full of the Company’s existing senior secured term loan credit facility.  The Credit Agreement matures February 28, 2017 and bears interest at LIBOR plus 5.75 percent with a LIBOR floor of 1.25 percent or at the “Alternate Base Rate” (defined as the greatest of the Agent’s prime rate, LIBOR and the federal funds effective rate) plus 4.75 percent, at the Company’s option. The principal obligations under the Credit Agreement amortize in equal quarterly installments in an aggregate amount equal to 1% per annum commencing with the last quarter of 2012, with the balance due at maturity.  The Credit Agreement also includes an uncommitted incremental facility option available to the Company of up to $50 million.  The facility also is subject to mandatory prepayments with specified percentages of excess cash flow based on the Company’s leverage, and from the proceeds of specified debt and equity issuances and asset sales, subject to exceptions.  Borrowings under the new term facility also may be prepaid voluntarily at any time, however any voluntary prepayment during the first year of the facility will be subject to a 2.0% prepayment premium and any voluntary prepayment occurring during the second year of the facility will be subject to a 1.0% prepayment premium.  The Credit Agreement contains customary affirmative and negative covenants, including total leverage ratio and interest coverage ratio covenants that are tested on a quarterly basis.  The Company’s obligations under the Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, breach of representation or warranty, breach of covenant, cross-default, bankruptcy, material judgments, ERISA events, invalidity of guarantees or security documents, and a change in control.

In addition, the Company, the Registrant, the Company’s wholly-owned subsidiaries Hawaiian Telcom, Inc. and Hawaiian Telcom Services Company, Inc. (the “Subsidiary Guarantors”), and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity, the “Collateral Agent”), executed a Guarantee and Collateral Agreement, dated as of February 29, 2012 (the “GCA”), which provides for a guarantee of the Company’s obligations under the Credit Agreement by the Registrant and the Subsidiary Guarantors on a joint and several basis.  The GCA also grants to the Collateral Agent a first priority security interest in substantially all of the Registrants’, the Company’s and the Subsidiary Guarantors’ assets, including pledges of capital stock, subject to certain agreed upon exceptions,  to secure the obligations of the Company, the Registrant, and the Subsidiary Guarantors under the Credit Agreement and under the Company’s existing revolving credit facility (the “Revolving Facility”) with the lenders party thereto and First Hawaiian Bank, as agent for the lenders (“FHB”).The Agent, Collateral Agent and FHB also entered into an Intercreditor Agreement pursuant to which, among other things, certain rights and remedies as between holders of obligations under the Credit Agreement and under the Revolving Facility are set forth.

The foregoing descriptions of the Credit Agreement and GCA do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and GCA, which will be filed as exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Statements in this Form 8-K and the attached exhibit that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, without limitation, those described in Item 1A, “Risk Factors,” of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 29, 2012, the Company borrowed $300 million under a new five-year term facility under the Credit Agreement, which replaced the Company’s existing senior secured credit facility.  The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)          Exhibits

99.1                          Press release dated February 29, 2012 announcing refinancing of the Company’s $300 million senior secured term loan credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Robert F. Reich
Robert F. Reich
Senior Vice President, Chief Financial Officer and Treasurer